Exhibit 15.3

Our refKKZ/763998-000001/27123389v2

MINISO Group Holding Limited

8F, M Plaza, No. 109, Pazhou Avenue

Haizhu District, Guangzhou 510000 Guangdong Province

The People’s Republic of China

24 April 2025

Dear Sir and/or Madam

MINISO Group Holding Limited

We have acted as legal advisers as to the laws of the Cayman Islands to MINISO Group Holding Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2024 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 10. Additional Information—E. Taxation” and “Item 16G. Corporate Governance” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-255274) that was filed on 16 April 2021, pertaining to the Company’s 2020 Share Incentive Plan, the Company's registration statement on Form F-3 (File No. 333-268976) that was filed on 23 December 2022.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP